Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 381-6500	Exhibit 99.1

Enterprise Reports Record Results for Second Quarter 2018

Houston, Texas (Wednesday, August 1, 2018) – Enterprise Products Partners L.P. (“Enterprise”) (NYSE: EPD) today announced its financial results for the three months ended June 30, 2018.

Second Quarter 2018 Highlights

	Three months ended June 30,
($ in millions, except per unit amounts)	2018	2017
Operating income	$986	$939
Net income	$687	$666
Fully diluted earnings per unit	$0.31	$0.30
Net cash flow provided by operating activities	$1,464	$1,459
Total gross operating margin (1)	$1,478	$1,378
Adjusted EBITDA (1)	$1,767	$1,338
Distributable cash flow (1)	$1,431	$1,052

(1)
Total gross operating margin, adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) and distributable cash flow are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled later in this press release.

•
Net income for the second quarter of 2018 was reduced by $322 million, or $0.15 per unit on a fully diluted basis, of non-cash mark-to-market losses.  Substantially all of these mark-to-market losses were incurred in connection with our hedging activities related to the Midland-to-ECHO Pipeline.

•	Adjusted EBITDA increased 32 percent to a record $1.8 billion for the second quarter of 2018 compared to $1.3 billion for the second quarter of 2017.

•
Enterprise increased its cash distribution with respect to the second quarter of 2018 by 2.4 percent to $0.43 per unit compared to the distribution paid with respect to the second quarter of 2017. The distribution will be paid August 8, 2018 to unitholders of record as of the close of business on July 31, 2018.

•
Enterprise reported distributable cash flow of $1.4 billion for the second quarter of 2018, which provided 1.5 times coverage of the $0.43 per unit cash distribution and resulted in $491 million of retained distributable cash flow. Likewise, distributable cash flow of $2.8 billion for the first six months of 2018 provided 1.5 times coverage of the aggregate $0.8575 per unit cash distribution and resulted in $948 million of retained distributable cash flow.  Retained distributable cash flow is available to reinvest in growth capital projects and reduces our need to issue additional equity.

•
Affiliates of privately held Enterprise Products Company (“EPCO”), which collectively own Enterprise’s general partner and approximately 32 percent of Enterprise’s outstanding limited partner interests at June 30, 2018, have indicated to Enterprise management that they plan to purchase $106 million of Enterprise common units through the partnership’s distribution reinvestment plan (“DRIP”) in connection with the August 2018 distribution.

•	Second Quarter Volume Highlights

	Three months ended June 30,
	2018	2017
NGL, crude oil, refined products & petrochemical pipeline volumes (million BPD)	6.2	5.4
Marine terminal volumes (million BPD)	1.7	1.4
Natural gas pipeline volumes (TBtu/d)	13.7	12.2
NGL fractionation volumes (MBPD)	927	841
Propylene plant production volumes (MBPD)	100	81
Fee-based natural gas processing volumes (Bcf/d)	4.6	4.7
Equity NGL production volumes (MBPD)	164	164

     As used in this press release, “NGL” means natural gas liquids, “BPD” means barrels per day, “MBPD” means thousand barrels per day, “Bcf/d” means billion cubic feet per day; and “TBtu/d” means trillion British thermal units per day.

•
Capital investments were $983 million in the second quarter of 2018, and $2.1 billion for the first six months of 2018. Included in these investments were sustaining capital expenditures of $73 million in the second quarter of 2018 and $139 million in the first six months of 2018.

“We are very pleased with the performance of our businesses during the second quarter of 2018,” said A. J. “Jim” Teague. “We set fourteen financial and operational performance records during the quarter.  We benefited from $5.3 billion of assets being placed in service since the second quarter of 2017, strong volume growth across our integrated system of assets and the impact of higher NGL prices on our natural gas processing business.”

“Our PDH facility, which completed commissioning activities and began commercial service in the second quarter, operated at full capacity.  The Midland-to-ECHO crude oil pipeline averaged 545 thousand barrels per day of gross transportation volumes from the Permian Basin.  In total, our liquid pipeline volumes were a record 6.2 million barrels per day and our marine terminal volumes were a record 1.7 million barrels per day.  This operational performance generated record distributable cash flow, excluding proceeds from asset sales, of $1.4 billion, which provided 1.5 times coverage of our distribution for the quarter.  We retained $491 million of distributable cash flow to reinvest in the growth of the partnership, which supports our goal of self-funding the equity portion of our growth capital investment,” stated Teague.

“During the second quarter, we began operations at our ninth NGL fractionator at Mont Belvieu and Orla I natural gas processing plant in the Delaware Basin.  We currently have $5.2 billion of growth projects under construction that are scheduled to be completed by the end of 2019.  We are continuing to make good progress in developing the next tranche of organic projects.”

Review of Second Quarter 2018 Results

NGL Pipelines & Services – Gross operating margin from the NGL Pipelines & Services segment increased 20 percent, or $154 million, to a record $914 million for the second quarter of 2018 from $760 million for the second quarter of 2017.

Enterprise’s natural gas processing and related NGL marketing business generated a 51 percent increase in gross operating margin to $310 million for the second quarter of 2018 compared to $205 million for the second quarter of 2017.  Enterprise’s natural gas processing plants accounted for $81 million of this increase in gross operating margin.  Natural gas processing plants that have been in service longer than twelve months reported a $70 million increase in gross operating for the second quarter of 2018 compared to the same quarter in 2017 primarily due to higher processing margins driven by higher NGL prices.  Gross operating margin from our Delaware Basin gas plant increased $6 million and fee-based processing volumes increased 66 MMcf/d this quarter primarily due to our acquisition of the remaining 50% equity interest in this facility in March 2018.  In addition, our Orla I gas plant, which commenced operations in May 2018, contributed gross operating margin of $5 million and fee-based processing volumes of 122 MMcf/d this quarter. Gross operating margin from NGL marketing activities increased $24 million primarily due to higher average sales margins, partially offset by lower sales volumes.

Total fee-based processing volumes were 4.6 Bcf/d in the second quarter of 2018 compared to 4.7 Bcf/d for the second quarter of last year.  The partnership’s equity NGL production was 164 MBPD for both the second quarters of 2018 and 2017.

Gross operating margin from the partnership’s NGL pipelines and storage business increased $29 million to $465 million for the second quarter of 2018 compared to the second quarter of 2017.  NGL pipeline transportation volumes increased 11 percent to a record 3.4 million BPD for the second quarter of 2018 from 3.1 million BPD for the same quarter of 2017.  NGL marine terminal volumes increased 26 percent to a record 597 MBPD for the second quarter of 2018 compared to the same quarter in 2017.

Enterprise’s Seminole, Chaparral and affiliated pipelines reported a $25 million increase in gross operating margin to $50 million for the second quarter of 2018 compared to the second quarter of last year, primarily due to higher average fees and a 120 MBPD increase in transportation volumes.  Gross operating margin from the ATEX ethane pipeline increased $13 million to $80 million for the second quarter of 2018 compared to the second quarter of 2017, primarily due to a 38 MBPD increase in transportation volumes.

Gross operating margin from the partnership’s Mid-America Pipeline System and related terminals decreased $12 million to $100 million for the second quarter of this year compared to the same quarter in 2017 primarily due to lower average transportation fees.  Transportation volumes increased 33 MBPD on the Mid-America system.  Gross operating margin from the Dixie Pipeline and related terminals decreased $12 million, primarily as a result of higher maintenance and other operating costs.

Enterprise’s ethane export terminal at Morgan’s Point reported a $16 million increase in gross operating margin for the second quarter of 2018 versus the second quarter of last year, primarily due to a 102 MPBD increase in volumes to 169 MBPD for the second quarter of 2018.   The related Channel Pipeline had a $3 million increase in gross operating margin due to higher ethane transportation volumes to the partnership’s Morgan’s Point facility.

Gross operating margin from the partnership’s NGL fractionation business increased $20 million, or 17 percent, to $139 million for the second quarter of 2018 compared to $119 million for the second quarter of 2017.  Total NGL fractionation volumes increased 10 percent to a record 927 MBPD in the second quarter of 2018 from 841 MBPD for the second quarter of 2017.

The Mont Belvieu NGL fractionators reported a $9 million increase in gross operating margin for the second quarter of 2018 compared to the second quarter of 2017, primarily due to an 83 MBPD increase in fractionation volumes and higher fees.  The ninth NGL fractionator at Mont Belvieu began commercial operations in May 2018. Gross operating margin at the Hobbs NGL fractionator increased $7 million to $15 million for the second quarter of 2018 compared to the second quarter of last year due to higher product blending revenues and lower maintenance costs.

Crude Oil Pipelines & Services – Gross operating margin from the partnership’s Crude Oil Pipelines & Services segment was $53 million for the second quarter of 2018, which included mark-to-market losses on financial instruments of $338 million primarily related to the widening crude oil commodity price differentials (basis spreads) between Midland and Houston and Midland and Cushing.  This compares to gross operating margin of $237 million for the second quarter of 2017, which included $15.0 million of mark-to-market gains on financial instruments.  Total crude oil pipeline transportation volumes were a record 2.1 million BPD for the second quarter of 2018 compared to 1.5 million BPD for the second quarter of 2017.  Total crude oil marine terminal volumes increased 64 percent to a record 802 MBPD for the second quarter of 2018 compared to second quarter of last year. Marine terminal volumes for the second quarter of 2018 reflect a 76 MBPD (net to our interest) increase attributable to export activities performed at dock facilities owned by Seaway, which included the loading of its first Very Large Crude Carrier (“VLCC”) tanker vessel at its Texas City terminal in June 2018.  Seaway loaded a second VLCC at its Texas City terminal in July 2018.

Gross operating margin from the Midland-to-ECHO Pipeline and related marketing activities was a combined loss of $211 million in the second quarter of 2018.  This included $310 million of non-cash mark-to-market losses on financial instruments executed to hedge the basis spread between Midland and Houston crude oil prices on approximately 84 MBPD of uncommitted capacity. These hedges represent approximately 50% of the pipeline’s expected uncommitted capacity through 2020 at an average value of $2.62 per barrel.  These non-cash, mark-to-market losses were due to the widening of Midland-to-Houston basis spreads to an average of $14.83 per barrel through 2020 as of June 30, 2018.  These non-cash, mark-to-market losses will reverse as the related hedges are settled and the physical volumes are delivered.  The Midland-to-ECHO Pipeline averaged 436 MBPD of transportation volumes this quarter, net to our 80 percent interest.

Gross operating margin from other crude oil marketing activities decreased $26 million for the second quarter of 2018 compared to the second quarter of 2017, primarily due to non-cash mark-to-market losses of $28 million in the second quarter of 2018 compared to $15 million of non-cash mark-to-market gains in the second quarter of 2017.  The mark-to-market losses this quarter were primarily attributable to widening basis spreads negatively affecting hedges of uncommitted transportation capacity on the Basin Pipeline from Midland to Cushing.

Enterprise’s South Texas Crude Oil Pipeline System reported a $22 million increase in gross operating margin for the second quarter of 2018 compared to the second quarter of 2017, primarily due to reservation fees of $12 million from a new capacity reservation agreement with the Midland-to-ECHO Pipeline.  Gross operating margin from our Midland, Texas and ECHO storage terminals increased $12 million compared to the second quarter of 2017 primarily due to higher throughput on the Midland-to-ECHO Pipeline and higher storage volumes.  Gross operating margin from crude loadings for export at the Enterprise Houston Terminal increased $14 million compared to the second quarter of last year, primarily due to a 203 MBPD increase in volumes.

Natural Gas Pipelines & Services – Enterprise’s Natural Gas Pipelines & Services segment reported gross operating margin of $213 million for the second quarter of 2018 compared to $194 million for the second quarter of 2017.  Total natural gas transportation volumes increased 12 percent to 13.7 TBtu/d for the second quarter of this year from 12.2 TBtu/d for the second quarter of last year.

Gross operating margin from the Texas Intrastate System increased $10 million, or 13 percent, to $86 million for the second quarter of 2018, primarily due to higher firm capacity and other fees.  Natural gas pipeline volumes for this system were 4.6 TBtu/d in the second quarter of 2018 compared to 4.5 TBtu/d for the same quarter of last year.

Enterprise’s Permian Basin Gathering System had a $10 million increase in gross operating margin for the second quarter of 2018 compared to the same quarter in 2017 on a 17 percent increase in gathering volumes and higher fees.  Gross operating margin for the second quarter of 2018 from the partnership’s Haynesville Gathering System in Louisiana increased $5 million to $12 million, primarily from a 296 billion British thermal units per day (“BBtus/d”) increase in gathering volumes compared to the second quarter of 2017.

Gross operating margin from the Acadian Gas System decreased $15 million in the second quarter of 2018 compared to the second quarter of 2017 primarily due to $17 million of proceeds received in connection with a legal settlement in the second quarter of 2017.  Transportation volumes on the Acadian Gas System increased 615 BBtus/d, or 28 percent for the second quarter of 2018 versus the same quarter of 2017.  Volumes from the Haynesville Extension Pipeline accounted for 524 BBtus/d of this increase in transportation volumes on the Acadian System.

Gross operating margin from natural gas marketing activities increased $4 million to $11 million for the second quarter compared to the same quarter last year as a result of higher mark-to-market earnings and higher average sales margins.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment increased 50 percent to a record $282 million for the second quarter of 2018 from $188 million for the second quarter of 2017.  Total segment pipeline transportation volumes were 771 MBPD for the second quarter of 2018 compared to 800 MBPD for the second quarter of 2017.

The partnership’s propylene business reported a $65 million, or 104 percent increase in gross operating margin to $127 million for the second quarter of 2018 from $62 million for the second quarter of 2017.  The propane dehydrogenation (“PDH”) facility, which was placed into service in April 2018, contributed $46 million of gross operating margin this quarter on plant production volumes, including by-products, of 26 MBPD.  Enterprise’s legacy propylene fractionators at Mont Belvieu reported a $16 million increase in gross operating margin for the second quarter of 2018 compared to the second quarter of 2017, primarily due to higher average sales margins. Propylene plant production volumes, which includes production from our PDH and propylene fractionation facilities, were a record 100 MBPD for this quarter compared to 81 MBPD for the second quarter of last year.

Gross operating margin for Enterprise’s octane enhancement and high-purity isobutylene business increased $11 million for the second quarter of this year compared to the second quarter of 2017, primarily due to higher sales margins and volumes.  Total plant production volumes were 30 MBPD for the second quarters of both 2018 and 2017.

Gross operating margin for Enterprise’s butane isomerization and related operations for the second quarter of 2018 increased $8 million when compared to the second quarter of 2017, primarily due to higher by-product sales.

Capitalization

Total debt principal outstanding at June 30, 2018 was $25.9 billion, including $3.2 billion of junior subordinated notes to which the nationally recognized debt rating agencies ascribe partial equity content.  At June 30, 2018, Enterprise had consolidated liquidity of approximately $3.6 billion, which was comprised of available borrowing capacity under our revolving credit facilities and unrestricted cash on hand.

Total capital spending in the second quarter of 2018 was $983 million, which includes $73 million of sustaining capital expenditures.  For the first six months of 2018, Enterprise’s capital spending was $2.1 billion including $139 million of sustaining capital expenditures.  For 2018 in total, we currently expect to invest approximately $3.8 billion to $4.0 billion for growth capital projects, and approximately $315 million for sustaining capital expenditures.

Conference Call to Discuss Second Quarter 2018 Earnings

Today, Enterprise will host a conference call to discuss second quarter 2018 earnings.  The call will be broadcast live over the Internet beginning at 9:00 a.m. CT and may be accessed by visiting the partnership’s website at www.enterpriseproducts.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of total gross operating margin, distributable cash flow and Adjusted EBITDA.  The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Company Information and Use of Forward-Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Our services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and export and import terminals; crude oil  gathering, transportation, storage and export and import terminals; petrochemical and refined products transportation, storage, export and import terminals and related services; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems.  The partnership’s assets include approximately 50,000 miles of pipelines; 260 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 Bcf of natural gas storage capacity.

This press release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:  Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812
Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.			Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Revenues	$8,467.5	$6,607.6	$17,766.0	$13,928.0
Costs and expenses:
Operating costs and expenses	7,552.0	5,730.2	15,774.7	12,063.4
General and administrative costs	51.4	45.7	104.4	96.1
Total costs and expenses	7,603.4	5,775.9	15,879.1	12,159.5
Equity in income of unconsolidated affiliates	122.3	107.0	238.0	201.8
Operating income	986.4	938.7	2,124.9	1,970.3
Other income (expense):
Interest expense	(274.6)	(245.8)	(526.7)	(495.1)
Other, net	(6.2)	(18.2)	24.0	(23.5)
Total other expense	(280.8)	(264.0)	(502.7)	(518.6)
Income before income taxes	705.6	674.7	1,622.2	1,451.7
Provision for income taxes	(18.4)	(8.7)	(23.5)	(14.7)
Net income	687.2	666.0	1,598.7	1,437.0
Net income attributable to noncontrolling interests	(13.4)	(12.3)	(24.2)	(22.6)
Net income attributable to limited partners	$673.8	$653.7	$1,574.5	$1,414.4

Per unit data (fully diluted):
Earnings per unit	$0.31	$0.30	$0.72	$0.66
Average limited partner units outstanding (in millions)	2,185.4	2,154.3	2,181.3	2,144.7

Supplemental financial data:
Net cash flows provided by operating activities	$1,464.2	$1,459.3	$2,697.8	$2,334.9
Total debt principal outstanding at end of period	$25,911.7	$23,579.6	$25,911.7	$23,579.6

Non-GAAP distributable cash flow (1)	$1,430.8	$1,051.9	$2,821.4	$2,180.5
Non-GAAP Adjusted EBITDA (2)	$1,767.3	$1,338.2	$3,453.9	$2,752.6
Gross operating margin by segment:
NGL Pipelines & Services	$913.7	$759.9	$1,798.6	$1,615.9
Crude Oil Pipelines & Services	52.8	236.7	272.8	501.3
Natural Gas Pipelines & Services	213.4	194.4	411.3	365.3
Petrochemical & Refined Products Services	281.8	188.4	553.7	370.2
Total segment gross operating margin (3)	1,461.7	1,379.4	3,036.4	2,852.7
Net adjustment for shipper make-up rights (4)	16.4	(1.5)	27.9	(5.7)
Non-GAAP total gross operating margin (5)	$1,478.1	$1,377.9	$3,064.3	$2,847.0

Capital spending:
Capital expenditures	$974.6	$682.7	$1,921.1	$1,113.1
Cash used for business combinations, net of cash received	(0.1)	175.4	149.7	191.4
Investments in unconsolidated affiliates	8.0	10.4	45.9	24.1
Other investing activities	0.5	--	1.4	--
Total capital spending, cash and non-cash	$983.0	$868.5	$2,118.1	$1,328.6

(1) See Exhibit D for reconciliation to GAAP net cash flow provided by operating activities.
(2) See Exhibit E for reconciliation to GAAP net cash flow provided by operating activities.
(3) Within the context of this table, total segment gross operating margin represents a subtotal and corresponds to measures similarly titled within the financial statement footnotes provided in our quarterly and annual filings with the U.S. Securities and Exchange Commission (“SEC”).
(4) Gross operating margin by segment for NGL Pipelines & Services and Crude Oil Pipelines & Services reflects adjustments for non-refundable deferred transportation revenues relating to the make-up rights of committed shippers on certain major pipeline projects. These adjustments are included in managements’ evaluation of segment results. However, these adjustments are excluded from non-GAAP total gross operating margin in compliance with guidance from the SEC.
(5) See Exhibit F for reconciliation to GAAP total operating income.

Enterprise Products Partners L.P.			Exhibit B
Selected Operating Data – UNAUDITED

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Selected operating data: (1)
NGL Pipelines & Services, net:
NGL pipeline transportation volumes (MBPD)	3,408	3,083	3,347	3,160
NGL marine terminal volumes (MBPD)	597	474	586	521
NGL fractionation volumes (MBPD)	927	841	907	820
Equity NGL production (MBPD) (2)	164	164	164	157
Fee-based natural gas processing (MMcf/d) (3)	4,624	4,660	4,554	4,598
Crude Oil Pipelines & Services, net:
Crude oil pipeline transportation volumes (MBPD)	2,050	1,475	2,041	1,416
Crude oil marine terminal volumes (MBPD)	802	488	718	482
Natural Gas Pipelines & Services, net:
Natural gas pipeline transportation volumes (BBtus/d) (4)	13,654	12,232	13,343	11,934
Petrochemical & Refined Products Services, net:
Propylene production volumes (MBPD)	100	81	98	81
Butane isomerization volumes (MBPD)	116	116	115	104
Standalone DIB processing volumes (MBPD)	89	81	83	82
Octane additive and related plant production volumes (MBPD)	30	30	28	25
Pipeline transportation volumes, primarily refined products and petrochemicals (MBPD)	771	800	810	813
Refined products and petrochemicals marine terminal volumes (MBPD)	350	471	359	435
Total, net:
NGL, crude oil, petrochemical and refined products pipeline transportation volumes (MBPD)	6,229	5,358	6,198	5,389
Natural gas pipeline transportation volumes (BBtus/d)	13,654	12,232	13,343	11,934
Equivalent pipeline transportation volumes (MBPD) (5)	9,822	8,577	9,709	8,530
NGL, crude oil, refined products and petrochemical marine terminal volumes (MBPD)	1,749	1,433	1,663	1,438

(1) Operating rates are reported on a net basis, which takes into account our ownership interests in certain joint ventures, and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.
(2) Represents the NGL volumes we earn and take title to in connection with our processing activities.
(3) Volumes reported correspond to the revenue streams earned by our gas plants. “MMcf/d” means million cubic feet per day.
(4) “BBtus/d” means billion British thermal units per day.
(5) Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 million British thermal units (“MMBtus”) of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

Enterprise Products Partners L.P.	Exhibit C
Selected Commodity Price Information

The following table presents selected average index prices for natural gas and selected NGL and petrochemical products for the periods indicated:

							Polymer	Refinery
	Natural			Normal		Natural	Grade	Grade
	Gas,	Ethane,	Propane,	Butane,	Isobutane,	Gasoline,	Propylene,	Propylene,
	$/MMBtu	$/gallon	$/gallon	$/gallon	$/gallon	$/gallon	$/pound	$/pound
	(1)	(2)	(2)	(2)	(2)	(2)	(3)	(3)
2017 by quarter:
1st Quarter	$3.32	$0.23	$0.71	$0.98	$0.94	$1.10	$0.47	$0.32
2nd Quarter	$3.19	$0.25	$0.63	$0.76	$0.75	$1.07	$0.41	$0.28
3rd Quarter	$2.99	$0.26	$0.77	$0.91	$0.92	$1.10	$0.42	$0.28
4th Quarter	$2.93	$0.25	$0.96	$1.04	$1.04	$1.32	$0.49	$0.35
2017 Averages	$3.11	$0.25	$0.77	$0.92	$0.91	$1.15	$0.45	$0.31

2018 by quarter:
1st Quarter	$3.01	$0.25	$0.85	$0.96	$1.00	$1.41	$0.53	$0.33
2nd Quarter	$2.80	$0.29	$0.87	$1.00	$1.20	$1.53	$0.52	$0.37
2018 Averages	$2.91	$0.27	$0.86	$0.98	$1.10	$1.47	$0.53	$0.35

(1)      Natural gas prices are based on Henry-Hub Inside FERC commercial index prices as reported by Platts, which is a division of McGraw Hill Financial, Inc.
(2)      NGL prices for ethane, propane, normal butane, isobutane and natural gasoline are based on Mont Belvieu Non-TET commercial index prices as reported by Oil Price Information Service.
(3)      Polymer grade propylene prices represent average contract pricing for such product as reported by IHS Chemical, a division of IHS Inc. (“IHS Chemical”). Refinery grade propylene prices represent weighted-average spot prices for such product as reported by IHS Chemical.

The following table presents selected average index prices for crude oil for the periods indicated:

	WTI	Midland	Houston	LLS
	Crude Oil,	Crude Oil,	Crude Oil	Crude Oil,
	$/barrel	$/barrel	$/barrel	$/barrel
	(1)	(2)	(2)	(3)
2017 by quarter:
1st Quarter	$51.91	$51.72	$53.27	$53.52
2nd Quarter	$48.28	$47.29	$49.77	$50.31
3rd Quarter	$48.20	$47.37	$50.84	$51.62
4th Quarter	$55.40	$55.47	$59.84	$61.07
2017 Averages	$50.95	$50.44	$53.41	$54.13

2018 by quarter:
1st Quarter	$62.87	$62.51	$65.47	$65.79
2nd Quarter	$67.88	$59.93	$72.38	$72.97
2018 Averages	$65.38	$61.22	$68.93	$69.38

(1)     WTI prices are based on commercial index prices at Cushing, Oklahoma as measured by the New York Mercantile Exchange.
(2)     Midland and Houston crude oil prices are based on commercial index prices as reported by Argus.
(3)     Light Louisiana Sweet (“LLS”) prices are based on commercial index prices as reported by Platts.

The weighted-average indicative market price for NGLs (based on prices for such products at Mont Belvieu, Texas, which is the primary industry hub for domestic NGL production) was $0.83 per gallon during the second quarter of 2018 versus $0.60 per gallon for the second quarter of 2017.  Fluctuations in our consolidated revenues and cost of sales amounts are explained in large part by changes in energy commodity prices.  Energy commodity prices fluctuate for a variety of reasons, including supply and demand imbalances and geopolitical tensions.  A change in our consolidated marketing revenues due to higher energy commodity sales prices may not result in a similar change in gross operating margin or cash available for distribution, since our consolidated cost of sales amounts would also change due to comparable increases in the purchase prices of the underlying energy commodities.

Enterprise Products Partners L.P.			Exhibit D
Distributable Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Net income attributable to limited partners (GAAP)	$673.8	$653.7	$1,574.5	$1,414.4
Adjustments to GAAP net income attributable to limited partners to derive non- GAAP distributable cash flow:
Add depreciation, amortization and accretion expenses	458.3	406.5	889.3	808.8
Add distributions received from unconsolidated affiliates	131.1	127.4	253.5	229.9
Subtract equity in income of unconsolidated affiliates	(122.3)	(107.0)	(238.0)	(201.8)
Subtract sustaining capital expenditures (1)	(72.8)	(62.3)	(139.1)	(110.3)
Add net losses or subtract net gains attributable to asset sales	(0.9)	0.3	(1.4)	--
Add cash proceeds from asset sales	1.5	1.2	2.6	3.2
Subtract gain on the acquisition of equity method investment	(2.4)	--	(39.4)	--
Add non-cash expense attributable to changes in fair value of the Liquidity Option Agreement	8.9	18.6	16.4	24.1
Add non-cash expense or subtract benefit attributable to changes in fair value of derivative instruments	322.1	(23.6)	459.0	(43.9)
Add deferred income tax expense	11.1	0.6	10.0	0.7
Add non-cash asset impairment and related charges	15.9	14.0	16.8	25.2
Add other miscellaneous adjustments to derive non-GAAP distributable cash flow, as applicable	6.5	22.5	17.2	30.2
Distributable cash flow (non-GAAP)	1,430.8	1,051.9	2,821.4	2,180.5
Adjustments to non-GAAP distributable cash flow to derive GAAP net cash flow provided by operating activities:
Add sustaining capital expenditures reflected in distributable cash flow	72.8	62.3	139.1	110.3
Subtract cash proceeds from asset sales reflected in distributable cash flow	(1.5)	(1.2)	(2.6)	(3.2)
Add or subtract the net effect of changes in operating accounts, as applicable	(25.4)	370.9	(228.5)	82.1
Subtract miscellaneous non-cash and other amounts to reconcile non-GAAP distributable cash flow with GAAP net cash flow provided by operating activities, as applicable	(12.5)	(24.6)	(31.6)	(34.8)
Net cash flow provided by operating activities (GAAP)	$1,464.2	$1,459.3	$2,697.8	$2,334.9

(1)     Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Such expenditures serve to maintain existing operations but do not generate additional revenues.

Distributable cash flow
Our management compares the distributable cash flow we generate to the cash distributions we expect to pay our partners.  Using this metric, management computes our distribution coverage ratio.  Distributable cash flow is an important non-GAAP liquidity measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this liquidity measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder.  The GAAP measure most directly comparable to distributable cash flow is net cash flow provided by operating activities.

Enterprise Products Partners L.P.					Exhibit E
Adjusted EBITDA – UNAUDITED
($ in millions)
					For the Twelve Months Ended June 30,
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017	2018
Net income (GAAP)	$687.2	$666.0	$1,598.7	$1,437.0	$3,017.3
Adjustments to GAAP net income to derive non-GAAP Adjusted EBITDA:
Subtract equity in income of unconsolidated affiliates	(122.3)	(107.0)	(238.0)	(201.8)	(462.2)
Add distributions received from unconsolidated affiliates	131.1	127.4	253.5	229.9	506.6
Add interest expense, including related amortization	274.6	245.8	526.7	495.1	1,016.2
Add provision for income taxes	18.4	8.7	23.5	14.7	34.5
Add depreciation, amortization and accretion in costs and expenses	434.8	387.8	838.3	772.1	1,632.1
Add non-cash asset impairment and related charges	15.9	14.0	16.8	25.2	41.4
Add non-cash net losses or subtract net gains attributable to asset sales	(0.9)	0.3	(1.4)	--	(12.1)
Subtract gain on the acquisition of equity method investment	(2.4)	--	(39.4)	--	(39.4)
Add non-cash expense attributable to changes in fair value of the Liquidity Option Agreement	8.9	18.6	16.4	24.1	56.6
Add losses or subtract gains attributable to unrealized changes in the fair market value of commodity derivative instruments	322.0	(23.4)	458.8	(43.7)	525.6
Adjusted EBITDA (non-GAAP)	1,767.3	1,338.2	3,453.9	2,752.6	6,316.6
Adjustments to non-GAAP Adjusted EBITDA to derive GAAP net cash flow provided by operating activities:
Subtract interest expense, including related amortization, reflected in Adjusted EBITDA	(274.6)	(245.8)	(526.7)	(495.1)	(1,016.2)
Subtract provision for income taxes reflected in Adjusted EBITDA	(18.4)	(8.7)	(23.5)	(14.7)	(34.5)
Subtract distributions received for return of capital from unconsolidated affiliates	(11.0)	(12.8)	(25.9)	(24.8)	(50.4)
Add deferred income tax expense	11.1	0.6	10.0	0.7	15.4
Add or subtract the net effect of changes in operating accounts, as applicable	(25.4)	370.9	(228.5)	82.1	(278.4)
Add miscellaneous non-cash and other amounts to reconcile non-GAAP Adjusted EBITDA with GAAP net cash flow provided by operating activities	15.2	16.9	38.5	34.1	76.7
Net cash flow provided by operating activities (GAAP)	$1,464.2	$1,459.3	$2,697.8	$2,334.9	$5,029.2

Adjusted EBITDA
Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and the viability of projects and the overall rates of return on alternative investment opportunities.

Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flow provided by operating activities.

Enterprise Products Partners L.P.			Exhibit F
Total Gross Operating Margin – UNAUDITED
($ in millions)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Total gross operating margin (non-GAAP)	$1,478.1	$1,377.9	$3,064.3	$2,847.0
Adjustments to reconcile non-GAAP total gross operating margin to GAAP total operating income:
Subtract depreciation, amortization and accretion expense amounts not reflected in gross operating margin	(425.3)	(379.2)	(819.6)	(755.4)
Subtract non-cash asset impairment charges not reflected in gross operating margin	(15.9)	(14.0)	(16.8)	(25.2)
Subtract net losses or add net gains attributable to asset sales not reflected in gross operating margin	0.9	(0.3)	1.4	--
Subtract general and administrative costs not reflected in gross operating margin	(51.4)	(45.7)	(104.4)	(96.1)
Total operating income (GAAP)	$986.4	$938.7	$2,124.9	$1,970.3

Total gross operating margin
We evaluate segment performance based on our financial measure of gross operating margin.  Gross operating margin is an important performance measure of the core profitability of our operations and forms the basis of our internal financial reporting.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.

The term “total gross operating margin” represents GAAP operating income exclusive of (i) depreciation, amortization and accretion expenses, (ii) impairment charges, (iii) gains and losses attributable to asset sales, and (iv) general and administrative costs.  Total gross operating margin includes equity in the earnings of unconsolidated affiliates, but is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Total gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.  The GAAP financial measure most directly comparable to total gross operating margin is operating income.

Total gross operating margin excludes amounts attributable to shipper make-up rights as described in footnote (4) to Exhibit A of this press release.